EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-135249 on Form S-3 of Maxwell Technologies, Inc. of our reports, dated March 15, 2006, relating to our audits of the consolidated financial statements and the financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in the Annual Report on Form 10-K of Maxwell Technologies, Inc. for the year ended December 31, 2005. We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/    McGladrey & Pullen, LLP

San Diego, California

September 11, 2006